For more information contact:
Stephen S. Romaine, President & CEO
Matthew Tomazin, Executive VP, CFO & Treasurer
Tompkins Financial Corporation (888) 503-5753

For Immediate Release
Friday, October 25, 2024

Tompkins Financial Corporation Reports Increased Cash Dividend
ITHACA, NY - Tompkins Financial Corporation (NYSE American:TMP)
Tompkins Financial Corporation announced today that its Board of Directors approved payment of a regular quarterly cash dividend of $0.62 per share, payable on November 15, 2024, to common shareholders of record on November 8, 2024. The dividend amount represents an increase of $0.01 per share, or 1.6% over the dividend paid in the third quarter of 2024, and an increase of $0.02 per share, or 3.3% over the dividend paid in the fourth quarter of 2023.

Tompkins Financial Corporation is a banking and financial services company serving the Central, Western, and Hudson Valley regions of New York and the Southeastern region of Pennsylvania. Headquartered in Ithaca, NY, Tompkins Financial is parent to Tompkins Community Bank and Tompkins Insurance Agencies, Inc., and offers wealth management services through Tompkins Financial Advisors. For more information on Tompkins Financial, visit www.tompkinsfinancial.com.